Exhibit 1

Regulatory Information Service release

28 October 2004

Westpac calls USD100,000,000 Callable Subordinated Floating Rate Instruments, Series 98

Westpac Banking Corporation today gave notice of the redemption in full of its callable notes issued off its Programme for the Issuance of Debt Instruments with Series Number 98.

The due date for redemption is 14 December 2004.

A copy of the call notice is attached.

Ends.

Contact:

Jeremy Chang, Senior Manager Funding

Tel: (44) (20) 7621 7638

Attachment:  Call Notice Dated 28 October 2004

First Bank in Australia ABN 33 007 457 141

To: The Holders of all Instruments referred to below

CALL NOTICE

Re: Westpac Banking Corporation USD100,000,000 Callable Subordinated
Floating Rate Instruments due 14 December 2009 (the “Instruments”) under the Westpac Banking Corporation Programme for the Issuance of Debt
Instruments (the “Programme”)

Pursuant to Condition 5.3 of the Terms and Conditions of the Instruments set out in the Information Memorandum dated 28 January 1999, Westpac Banking Corporation having obtained prior written approval from the Australian Prudential Regulation Authority, hereby gives notice to redeem the following Instruments:

DETAILS OF INSTRUMENTS

Series number:	98

Series redeemed in whole or in part:	Whole

Due date for redemption:	14 December 2004

Early Redemption Amount (Call):	USD100,000,000

Dated: 28/10 2004

Westpac Banking Corporation

/s/ Philip Chronican
Authorised Person
Philip Chronican
Chief Financial Officer